EXHIBIT 23.2

Consent of Semple & Cooper, LLP, Independent Auditors

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated May 17, 2003 relating to the statements of financial condition of Cragar Industries, Inc. as of December 31, 2002, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2002, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Semple & Cooper LLP
September 25, 2003